Exhibit 5.1

September 13, 2019
Norton Rose Fulbright US LLP
1301 Avenue of the Americas
New York, New York 10019-6022
Fortune Brands Home & Security, Inc.	United States
520 Lake Cook Road, Suite 300 Deerfield, Illinois 60015	Tel +1 212 318 3000 Fax +1 212 318 3400 nortonrosefulbright.com

Ladies and Gentlemen:

We have acted as counsel to Fortune Brands Home & Security, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of $700 million aggregate principal amount of the Company’s 3.250% Senior Notes due September 15, 2029 (the “Securities”) in an underwritten public offering pursuant to an Underwriting Agreement dated as of September 9, 2019 among the Company and the underwriters named therein (the “Underwriting Agreement”) and the Company’s Registration Statement on Form S-3 (Registration Statement No. 333-224612) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

The Securities are to be issued under an Indenture, dated as of June 15, 2015, among the Company, Wilmington Trust, National Association, as Trustee, and Citibank, N.A., as Securities Agent, as supplemented by the Third Supplemental Indenture dated September 13, 2019 (as so supplemented, the “Indenture”).

In connection with our opinion, we have examined the Registration Statement, the Indenture, the Securities and such other documents, corporate records and instruments and have examined such laws and regulations, as we have deemed necessary for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the legal capacity of all natural persons. As to matters of fact material to our opinion in this letter, we have relied on certificates and statements from officers and other employees of the Company, public officials and other appropriate persons.

In rendering the opinion in this letter we have assumed, without independent investigation or verification, that each of such documents is the legal, valid and binding obligation of, and enforceable against, each party thereto, other than the Company. We make no representation that we have independently investigated or verified any of the matters that we have assumed for the purposes of this opinion letter.

Based on the foregoing and subject to the qualifications set forth herein, we are of the opinion that, when any applicable state securities laws or Blue Sky laws have been complied with, the Securities, when authenticated, issued, sold and delivered against payment therefor in accordance with the provisions of the Underwriting Agreement and the Indenture, will be validly issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights in general and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Norton Rose Fulbright US LLP is a limited liability partnership registered under the laws of Texas.

Norton Rose Fulbright US LLP, Norton Rose Fulbright LLP, Norton Rose Fulbright Australia, Norton Rose Fulbright Canada LLP and Norton Rose Fulbright South Africa Inc are separate legal entities and all of them are members of Norton Rose Fulbright Verein, a Swiss verein. Norton Rose Fulbright Verein helps coordinate the activities of the members but does not itself provide legal services to clients. Details of each entity, with certain regulatory information, are available at nortonrosefulbright.com.

Fortune Brands Home & Security, Inc. September 13, 2019 Page 2

We do not express any opinion herein with respect to the laws of any jurisdiction other than the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware.

The opinion is as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinion is limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be inferred beyond the opinion expressly set forth in this opinion letter.

We hereby consent to the filing of this opinion as Exhibit 5 to the Company’s Current Report on Form 8-K to be filed by the Company. We also hereby consent to the reference to this firm under the caption “Legal Matters” in the prospectus supplement dated September 9, 2019 with respect to the Securities. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

This opinion is rendered solely to you in connection with the above matter and may not be relied upon by you for any other purpose or relied upon by any other person without our prior written consent.

Very truly yours,

/s/ Norton Rose Fulbright US LLP

Norton Rose Fulbright US LLP